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As filed with the United States Securities and Exchange Commission on May 1, 2015

Registration No. 333-203267

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTIMMUNE THERAPEUTICS PLC
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

England and Wales (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

91 Park Drive, Milton Park
Abingdon, Oxfordshire OX14 4RY
United Kingdom
(44) 1235 430000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

ADAPTIMMUNE LLC
University City Science Center
3711 Market Street—8th Floor
Philadelphia, PA 19104
United States of America
(267) 499 2066
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David S. Bakst Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 Telephone: (212) 506 2500 Facsimile: (212) 262 1910	James J. Noble Chief Executive Officer Adaptimmune Therapeutics plc 91 Park Drive, Milton Park Abingdon, Oxfordshire, OX14 4RY United Kingdom Telephone: (44) 1235 430000 Facsimile: (44) 1235 430001	Steven D. Singer Lisa Firenze Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Telephone: (212) 230 8800 Facsimile: (212) 230 8888

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Ordinary shares, par value £0.001 per share	64,687,500	$2.83	$183,281,250	$21,297.28

(1)
American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents 6 ordinary shares.

(2)
Includes 1,406,250 additional shares, represented by ADSs, that the underwriters have the option to purchase.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
Previously paid.

                   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

              Adaptimmune Therapeutics plc is filing this Amendment No. 2 (this "Amendment") to its Registration Statement on Form F-1 (Registration No. 333-203267) (the "Registration Statement") as an exhibit-only filing to file Exhibits 10.1, 10.4 and 10.10 and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of directors and officers

              The Registrant's articles of association provide that, subject to the Companies Act 2006, each of the Registrant's directors and other officers (excluding auditors) are entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director. every person who is or was at any time a director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

              Reference is made to Sections 6 and 7 of the form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement, which sets forth the registrant's and the underwriters' respective agreement to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Recent sales of unregistered securities The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2012 (the share and options numbers in paragraphs 1 through 7 below are prior to and do not reflect the February 23, 2015 one-for-100 share exchange and the March 20, 1015 option exchange described elsewhere in this registration statement):

    (1)
    In 2012, Adaptimmune Limited issued an aggregate of 363,933 of its ordinary shares. Adaptimmune Limited received gross proceeds of £5,014,877.20.

    (2)
    In 2013, Adaptimmune Limited issued an aggregate of 374,301 of its ordinary shares. Adaptimmune Limited received gross proceeds of £5,240,214.

    (3)
    In 2014, Adaptimmune Limited issued an aggregate of 341,565 of its ordinary shares. Adaptimmune Limited received gross proceeds of £4,704,607.

    (4)
    On September 23, 2014, Adaptimmune Limited issued an aggregate of 1,758,418 of its Series A preferred shares. Adaptimmune Limited received gross proceeds of £62.5 million.

    (5)
    In 2014, Adaptimmune Limited granted options to purchase a total of 162,777 ordinary shares to employees, executive officers and directors at a weighted-average price of £27.45 per share. During the same period, it issued 13,780 ordinary shares upon the exercise of options to purchase such shares at a weighted-average price of £8.39 per share. These 13,780 ordinary shares are included within the 341,565 ordinary shares referred to in paragraph (3) above.

    (6)
    In 2013, Adaptimmune Limited granted options to purchase a total of 38,125 ordinary shares to employees, executive officers and directors at a weighted-average exercise price of £12.10 per share.

    (7)
    In 2012, Adaptimmune Limited granted options to purchase a total of 7,750 ordinary shares to its employees, executive officers and directors at a weighted-average exercise price of £11.20 per share. During the same period, it issued 8,870 ordinary shares upon the exercise of options to purchase such shares at a weighted-average price of £4.96 per share. These 8,870 ordinary shares are included within the 363,933 ordinary shares referred to paragraph (1) above.

    (8)
    In March 2015, Adaptimmune Therapeutics Limited (ATL) granted options to purchase a total of 9,183,962 ordinary shares to employees, consultants, executive officers and directors at a weighted-average exercise price of £0.50 per share. On March 20, 2015, ATL also granted options to purchase a total of 20,642,700 ordinary shares to employees, consultants, executive officers and directors in exchange for their options in Adaptimmune Limited which were then outstanding. The aggregate exercise price for these replacement options was the same as that for the Adaptimmune Limited options which were exchanged.

              The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D thereunder as transactions by an issuer not involving a public offering or under Regulations S of the Securities Act. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and, in the case of the issuance of securities on September 23, 2014, appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions either was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant or a non-U.S. person outside the United States as defined in Regulation S under the Securities Act. No underwriters were involved in these transactions. All of the ordinary shares of Adaptimmune Limited described above were exchanged for ordinary shares of the Registrant on February 23, 2015 in transactions exempt from registration under Section 4(a)(2) or Regulation S of the Securities Act. All of the options of Adaptimmune Limited described above, which were then outstanding, were exchanged for options in the Registrant on March 20, 2015 in transactions exempt from registration under Section 4(a)(2) or Regulation S of the Securities Act.

Item 8.    Exhibits

(a)
The following documents are filed as part of this Registration Statement:

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	*	Memorandum and Articles of Association of Adaptimmune Therapeutics plc.

4.1	*	Form of certificate evidencing ordinary shares.

4.2	(1)	Form of Deposit Agreement among Adaptimmune Therapeutics plc, Citibank, N.A., as the depositary bank and Holders and Beneficial owners of ADSs issued thereunder.

4.3	(1)	Form of American Depositary Receipt (included in Exhibit 4.2).

4.4	*	Share for Share Exchange Agreement, dated February 23, 2015.

4.5	*	Investors Rights Agreement, dated February 23, 2015 between Adaptimmune Therapeutics Limited and certain of its shareholders and Adaptimmune Limited.

Exhibit Number		Description of Exhibit
5.1	*	Opinion of Mayer Brown International LLP as to the validity of the ordinary shares.

10.1	†	Assignment and Exclusive License, dated May 20, 2013 between Immunocore Limited and Adaptimmune Limited.
10.2	†*	Collaboration and License Agreement, dated May 30, 2014 between Adaptimmune Limited and GlaxoSmithKline Intellectual Property Development Ltd.

10.3	†*	License Agreement, dated December 20, 2012 between Adaptimmune Limited and Life Technologies Corporation.

10.4	†	Sub-License Agreement, dated December 20, 2012 between Adaptimmune Limited and Life Technologies Corporation.

10.5	*	Shareholder's Agreement relating to Adaptimmune Therapeutics Limited, dated February 23, 2015 between Adaptimmune Therapeutics Limited, Adaptimmune Limited and the shareholders named therein.

10.6	*	Adaptimmune Limited Series A Preferred Share Purchase Agreement, dated September 23, 2014.

10.7	*	Underlease, dated March 2, 2015 between Immunocore Limited and Adaptimmune Limited relating to Ground Floor East Wing, 91 Park Drive, Milton Park.

10.8	*	Underlease, dated March 2, 2015 between Immunocore Limited and Adaptimmune Limited relating to Ground Floor West Wing, 91 Park Drive, Milton Park.

10.9	*	Agreement dated March 2, 2015, between Adaptimmune Limited and Immunocore Limited relating to 91 Park Drive, Milton Park and Plot Park Drive Central Milton Park and Units 57A1, 57A2, 59B and 59CDE Jubilee Avenue Milton Park.

10.10		Facilities and Services Agreement, dated July 31, 2014 between Immunocore Limited and Adaptimmune Limited.

10.11	†*	Deed for Transitional Services, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

10.12	†*	Assignment and Exclusive License, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

10.13	†*	Target Collaboration Deed, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

10.14	*	Adaptimmune Limited Share Option Scheme (Incorporating Management Incentive Options).

10.15	*	Adaptimmune Limited 2014 Share Option Scheme (Incorporating Enterprise Management Incentive Options).

10.16	*	Adaptimmune Limited Company Share Option Plan, dated December 16, 2014.

10.17	*	Adaptimmune Therapeutics Limited 2015 Share Option Scheme, dated March 16, 2015.

10.18	*	Adaptimmune Therapeutics Limited Company Share Option Plan, dated March 16, 2015.

10.19	*	Service Agreement, dated March 25, 2014 between Adaptimmune Limited and James Noble.

10.20	*	Service Agreement, dated March 24, 2014 between Adaptimmune Limited and Helen Tayton-Martin.

Exhibit Number		Description of Exhibit
10.21	*	Employment Agreement, dated March 1, 2011 between Adaptimmune LLC and Gwendolyn Binder-Scholl.
10.22	*	Employment Agreement, dated February 18, 2015 between Adaptimmune LLC and Rafael Amado.

10.23	*	Employment Agreement, dated February 20, 2015 between Adaptimmune LLC and Adrian Rawcliffe.

10.24	*	Adaptimmune Therapeutics plc 2015 Share Option Scheme, dated March 16, 2015, as amended April 15, 2015.

10.25	*	Adaptimmune Therapeutics plc Company Share Option Plan, dated March 16, 2015, as amended April 14, 2015.

10.26	*	Service Agreement, dated April 24, 2015 between Adaptimmune Therapeutics plc and James Noble.

21.1	*	List of Subsidiaries.

23.1	*	Consent of KPMG LLP for Adaptimmune Limited.

23.2	*	Consent of KPMG LLP for Adaptimmune Therapeutics Limited.

23.3	*	Consent of Mayer Brown International LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included in the signature page to this Registration Statement).

*
Previously filed.
†
Confidential treatment to be requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(1)
Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-203642), filed with the Securities and Exchange Commission with respect to ADSs representing ordinary shares.
(b)
Financial Statement Schedules

              All Schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 9.    Undertakings

(a)
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxfordshire, England, on May 1, 2015.

ADAPTIMMUNE THERAPEUTICS PLC
By:	/s/ JAMES J. NOBLE
	Name:	James J. Noble
	Title:	Chief Executive Officer

              Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on May 1, 2015 in the capacities indicated.

Signature	Position

/s/ JAMES J. NOBLE James J. Noble	Chief Executive Officer and Director (Principal Executive Officer)
* Jonathan Knowles, Ph.D.	Chairman of the Board of Directors and Director
* Adrian Rawcliffe	Chief Financial Officer (Principal Financial and Accounting Officer)
* Lawrence M. Alleva	Director
* Ali Behbahani, M.D.	Director
* Ian Laing	Director
* David M. Mott	Director

	Signature	Position

* Elliott Sigal, M.D., Ph.D		Director
* Peter Thompson, M.D.		Director
*By:	/s/ JAMES J. NOBLE James J. Noble Attorney-in-Fact

 SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

              Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Adaptimmune Therapeutics plc, has signed this registration statement or amendment thereto on May 1, 2015.

ADAPTIMMUNE LLC
By:	/s/ JAMES J. NOBLE
	Name:	James J. Noble
	Title:	Chief Executive Officer

 EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	*	Memorandum and Articles of Association of Adaptimmune Therapeutics plc.

4.1	*	Form of certificate evidencing ordinary shares.

4.2	(1)	Form of Deposit Agreement among Adaptimmune Therapeutics plc, Citibank, N.A., as the depositary bank and Holders and Beneficial owners of ADSs issued thereunder.

4.3	(1)	Form of American Depositary Receipt (included in Exhibit 4.2).

4.4	*	Share for Share Exchange Agreement, dated February 23, 2015.

4.5	*	Investors Rights Agreement, dated February 23, 2015 between Adaptimmune Therapeutics Limited and certain of its shareholders and Adaptimmune Limited.

5.1	*	Opinion of Mayer Brown International LLP as to the validity of the ordinary shares.

10.1	†	Assignment and Exclusive License, dated May 20, 2013 between Immunocore Limited and Adaptimmune Limited.

10.2	†*	Collaboration and License Agreement, dated May 30, 2014 between Adaptimmune Limited and GlaxoSmithKline Intellectual Property Development Ltd.

10.3	†*	License Agreement, dated December 20, 2012 between Adaptimmune Limited and Life Technologies Corporation.

10.4	†	Sub-License Agreement, dated December 20, 2012 between Adaptimmune Limited and Life Technologies Corporation.

10.5	*	Shareholder's Agreement relating to Adaptimmune Therapeutics Limited, dated February 23, 2015 between Adaptimmune Therapeutics Limited, Adaptimmune Limited and the shareholders named therein.

10.6	*	Adaptimmune Limited Series A Preferred Share Purchase Agreement, dated September 23, 2014.

10.7	*	Underlease, dated March 2, 2015 between Immunocore Limited and Adaptimmune Limited relating to Ground Floor East Wing, 91 Park Drive, Milton Park.

10.8	*	Underlease, dated March 2, 2015 between Immunocore Limited and Adaptimmune Limited relating to Ground Floor West Wing, 91 Park Drive, Milton Park.

10.9	*	Agreement dated March 2, 2015, between Adaptimmune Limited and Immunocore Limited relating to 91 Park Drive, Milton Park and Plot Park Drive Central Milton Park and Units 57A1, 57A2, 59B and 59CDE Jubilee Avenue Milton Park.

10.10		Facilities and Services Agreement, dated July 31, 2014 between Immunocore Limited and Adaptimmune Limited.

10.11	†*	Deed for Transitional Services, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

10.12	†*	Assignment and Exclusive License, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

10.13	†*	Target Collaboration Deed, dated January 28, 2015 between Immunocore Limited and Adaptimmune Limited.

Exhibit Number		Description of Exhibit
10.14	*	Adaptimmune Limited Share Option Scheme (Incorporating Management Incentive Options).

10.15	*	Adaptimmune Limited 2014 Share Option Scheme (Incorporating Enterprise Management Incentive Options).
10.16	*	Adaptimmune Limited Company Share Option Plan, dated December 16, 2014.

10.17	*	Adaptimmune Therapeutics Limited 2015 Share Option Scheme, dated March 16, 2015.

10.18	*	Adaptimmune Therapeutics Limited Company Share Option Plan, dated March 16, 2015.

10.19	*	Service Agreement, dated March 25, 2014 between Adaptimmune Limited and James Noble.

10.20	*	Service Agreement, dated March 24, 2014 between Adaptimmune Limited and Helen Tayton-Martin.

10.21	*	Employment Agreement, dated March 1, 2011 between Adaptimmune LLC and Gwendolyn Binder-Scholl.

10.22	*	Employment Agreement, dated February 18, 2015 between Adaptimmune LLC and Rafael Amado.

10.23	*	Employment Agreement, dated February 20, 2015 between Adaptimmune LLC and Adrian Rawcliffe.

10.24	*	Adaptimmune Therapeutics plc 2015 Share Option Scheme, dated March 16, 2015, as amended April 15, 2015.

10.25	*	Adaptimmune Therapeutics plc 2015 Company Share Option Plan, dated March 16, 2015, as amended April 15, 2015.

10.26	*	Service Agreement, dated April 24, 2015 between Adaptimmune Therapeutics plc and James Noble.

21.1	*	List of Subsidiaries.

23.1	*	Consent of KPMG LLP for Adaptimmune Limited.

23.2	*	Consent of KPMG LLP for Adaptimmune Therapeutics Limited.

23.3	*	Consent of Mayer Brown International LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included in the signature page to this Registration Statement).

*
Previously filed.

†
Confidential treatment to be requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(1)
Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-203642), filed with the Securities and Exchange Commission with respect to ADSs representing ordinary shares.
(b)
Financial Statement Schedules

              All Schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

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Part II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of directors and officers
  Item 7. Recent sales of unregistered securities The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2012 (the share and options numbers in paragraphs 1 through 7 below are prior to and do not reflect the February 23, 2015 one-for-100 share exchange and the March 20, 1015 option exchange described elsewhere in this registration statement)
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT
EXHIBIT INDEX